Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” and “Selected Financial Data of Vanguard Health Systems, Inc.” in the Registration Statement (Form S-4) for the registration of the 8.125% Senior Notes due 2022 and to the incorporation by reference therein of our reports dated August 19, 2013, with respect to the consolidated financial statements of Vanguard Health Systems, Inc. and the effectiveness of internal control over financial reporting of Vanguard Health Systems, Inc.

/s/ Ernst & Young LLP

Nashville, Tennessee

October 7, 2013